Exhibit 10.12

November 15, 2004

Brian M. Culley
[                                                      ]

Dear Brian:

ADVENTRX Pharmaceuticals, Inc. is pleased to offer you full-time employment on the terms and conditions stated in this offer letter. We would employ you as Vice President, Business Development reporting to Evan M. Levine, President & CEO. Your responsibilities would include the following:

Position Responsibilities:

•	Responsible for the development and implementation of business strategies to meet company goals and objectives.
•	Develops, investigates, negotiates, and tracks business agreements.
•	In conjunction with senior scientific staff, plans and evaluates projects by performing market research, determining the project’s financial viability and planning a marketing strategy.
•	Works with finance to design cost & pricing models that maximize growth potential of the project.
•	Administers and monitors appropriate cost and service measures (budgets, metrics, measures, controls) to ensure the achievement of all key target goals and objectives.
•	Negotiates relationships with leading researchers in the field as consultants.
•
Responsible for overseeing projects and maximizing project resources. Leads efforts to analyze current project operations and makes recommendations for improvement and coordinates the decision-making process.

•	Confers with project personnel to provide technical advice.
•	Creates and delivers presentations to the Board of Directors and potential corporate investors, venture capitalists, and strategic partners.
•	Perform other duties as required.

General Responsibilities:

•	Operate to the highest ethical and moral standards.
•	Comply with our policies and procedures.
•	Adhere to quality standards set by regulations, and our policies, procedures and mission.
•	Communicate effectively with supervisors, colleagues and subordinates. Be committed to team effort and be willing to assist in unrelated job areas when called upon.
•	Provide administrative leadership for us and provide knowledge-based expertise in related areas that can be applied to meeting the strategic goals.
•	Travel as needed.

We would initially compensate you at the rate of $170,000 per year, less payroll deductions and withholding, payable in accordance with our payroll policies.

We would recommend that our Board of Directors grant you a nonstatutory stock option to purchase 100,000 shares of our common stock which option would vest with respect to 33,352 shares on your first anniversary of employment with the remainder of the shares vesting at the rate of 2,777 shares per month for each month of your employment until fully vested. The issuance of this option would be conditioned on the adoption by us and our stockholders of a stock option plan, which we currently expect to do by May 2005. There would also be the possibility of receiving additional stock options in the future based upon your performance and our overall success.

As an our employee, you would be entitled to participate in our medical, dental, life insurance and 401(k) programs on the same terms as our other full-time employees. These programs as well as other employee benefits and policies are described in further detail in our Policies and Procedure Manual. We reserve the right to modify or amend at our sole discretion the terms of any and all employee benefit programs from time to time without advance notice to our employees. “Notwithstanding our employee vacation policy set forth in the Policy and Procedure Manual, you will be entitled to 20 vacation days per year which shall accrue in accordance with our general vacation accrual policy.”

Your employment with us would be “at will” and not for a specified term. We make no express or implied commitment that your employment will have a minimum or fixed term, that we may take adverse employment action only for cause or that your employment is terminable only for cause. We may terminate your employment with or without cause and with or without advance notice at any time and for any reason. Any contrary representations or agreements that may have been made to you are superseded by this offer. The at-will nature of your employment described by this offer letter shall constitute the entire agreement between you and ADVENTRX concerning the nature and duration of your employment. Although your job duties, title and compensation and benefits may change over time, the at-will nature of your employment with us can only be changed in a written agreement signed by you and our CEO.

Our proprietary rights and confidential information are among our most important assets. In addition to signing this offer letter as a condition to your employment, you must also sign the Confidential Information, Non-Solicitation and Invention Assignment Agreement, a copy of which is attached.

We require that in the course of your employment with us that you not use or disclose to us any confidential information, including trade secrets, of any former employer or other person to whom you have had an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by us. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. Accordingly, you further agree that you will not bring on to our premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

As an employee, we require that you comply with all of our policies and procedures, including, without limitation, our Code of Business Conduct and Ethics, a copy of which is attached. Violation of any or our policies or procedures would be cause for disciplinary action including termination.

Your employment with us is also conditioned upon your ability to provide adequate documentation of your legal right to work in the United States, as well as educational credentials, and successful completion of our reference checking process. If you make any misrepresentations to us or omit to state a material fact necessary in order to make another statement made not misleading, we may void this offer or, if you are already employed, terminate your employment.

If any portion of this offer letter shall, for any reason, be held invalid or unenforceable, or contrary to public policy or any law, the remainder of this offer letter shall not be affected by such invalidity or unenforceability, but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within this offer letter.

If you accept this offer, we would like you to begin full time work with us on December 1, 2004. I look forward to you joining us and being an integral and important part of our team. Please sign below to accept this offer and return the fully executed letter to me within five business days. You should keep one copy of this letter for your own records.

Sincerely,

ADVENTRX Pharmaceuticals, Inc.	ACCEPTED AND AGREED:

/s/ JOAN M. ROBBINS	/s/ BRIAN M. CULLEY
Joan M. Robbins, Ph.D.	Brian M. Culley
Chief Technical Officer
Date: